SPROTT FUNDS TRUST 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A of Sprott Funds Trust with respect to the filing of the Prospectus and Statement of Additional Information for Sprott Silver Miners & Physical Silver ETF, a series of the Sprott Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 23, 2024